Exhibit 10.1

FIRST AMENDMENT
TO CREDIT AGREEMENT
THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of January 31, 2014 and is entered into by and among NRG YIELD OPERATING LLC, a Delaware limited liability company (the “Borrower’’), NRG YIELD LLC, a Delaware limited liability company (“Holdings’’), BANK OF AMERICA, N.A., as Administrative Agent (“Administrative Agent”), and the Lenders party hereto, and is made with reference to that certain CREDIT AGREEMENT dated as of July 22, 2013 (the “Credit Agreement”) by and among the Borrower, Holdings, the Revolving Credit Lenders, the Administrative Agent, the L/C Issuer and the other Agents named therein. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement after giving effect to this Amendment.
RECITALS
WHEREAS, the Loan Parties have requested that the Required Lenders agree to amend certain provisions of the Credit Agreement as provided for herein; and
WHEREAS, subject to certain conditions, the Required Lenders are willing to agree to such amendments relating to the Credit Agreement.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION I.	AMENDMENTS TO CREDIT AGREEMENT

1.1    Amendments to Article 1: Definitions.

A. Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions in proper alphabetical sequence:

“Convertible Senior Notes” means (a) the unsecured Convertible Senior Notes issued by Parent in an aggregate principal amount of up to US $400,000,000, with a maturity date in 2019 (the “Original Convertible Senior Notes”) and (b) any amendments, modifications, replacements or refinancings of the Indebtedness described in the foregoing clause (a) or any Indebtedness incurred pursuant to this clause (b) from time to time (the “Permitted Refinancing Convertible Senior Notes”); provided that (i) the aggregate principal amount (or accreted value, if applicable) of such Permitted Refinancing Convertible Senior Notes does not exceed the aggregate outstanding principal amount (or accreted value, if applicable) of the Indebtedness being amended, modified, replaced or refinanced (plus all accrued interest and original issue discount in the nature of interest on such Indebtedness and the amount of all expenses and premiums, underwriting, issuance, commitment, syndication and other similar fees, costs and expenses incurred in connection therewith), (ii) such Permitted Refinancing Convertible Senior Notes have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Original Convertible Senior Notes, (iii) the

Permitted Refinancing Convertible Senior Notes have a Stated Maturity on or later than the maturity date of the Original Convertible Senior Notes, (iv) the obligations in respect of such Permitted Refinancing Convertible Senior Notes shall continue to be unsecured and (v) the primary obligor in respect of such Permitted Refinancing Convertible Senior Notes shall be the Parent.
“First Amendment” means that certain First Amendment to Credit Agreement dated as of January 31, 2014, among the Borrower, Holdings, the Administrative Agent and the financial institutions listed on the signature pages thereto.
“First Amendment Effective Date” means the date of satisfaction of the conditions referred to in Section III of the First Amendment.
“Original Convertible Senior Notes” has the meaning set forth in the definition of “Convertible Senior Notes”.
“Parent CSN Proceeds Loan” means unsecured Indebtedness incurred by the Borrower and owed to the Parent in an aggregate principal amount not to exceed the net proceeds of any Convertible Senior Notes issued by the Parent, the payment terms in respect of which shall be substantially similar to (or more favorable to the Borrower than) the payment obligations of the Parent under such Convertible Senior Notes.
“Permitted Refinancing Convertible Senior Notes” has the meaning set forth in the definition of “Convertible Senior Notes”.
B. The definition of “Borrower Interest Charges” in Section 1.01 of the Credit Agreement is hereby amended by inserting the following proviso at the end thereof:

“provided that, for so long as the Borrower guarantees the Indebtedness represented by the Convertible Senior Notes, (x) the items referred to in the preceding clause (A) of the Parent in respect of the Convertible Senior Notes shall be included in the preceding clause (A) and (y) the items referred to in the preceding clause (A) of the Borrower in respect of the Parent CSN Proceeds Loan shall be excluded from the preceding clause (A) to the extent they do not exceed the amount calculated pursuant to clause (x) of this proviso.
C. The definition of “Measurement Period” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower or, if fewer than four consecutive fiscal quarters of the Borrower have been completed since the Closing Date, the fiscal quarters of the Borrower that have been completed since the Closing Date; provided that (a) for purposes of determining an amount of any item included in the calculation of a financial ratio or financial covenant for the fiscal quarter ended September 30, 2013, such amount for the Measurement Period then ended shall equal such item for such fiscal quarter multiplied by four; (b) for purposes of determining an amount of any item included in the calculation of a financial ratio or financial covenant for the fiscal quarter ended

December 31, 2013, such amount for the Measurement Period then ended shall equal such item for the two fiscal quarters then ended multiplied by two and (c) for purposes of determining an amount of any item included in the calculation of a financial ratio or financial covenant for the fiscal quarter ended March 31, 2014, such amount for the Measurement Period then ended shall equal such item for the three fiscal quarters then ended multiplied by 4/3.
D. The definition of “Total Debt of the Borrower” in Section 1.01 of the Credit Agreement is amended by deleting the final sentence thereof and replacing it with the following:

Notwithstanding anything herein to the contrary, (i) the undrawn amount of any Letters of Credit that are outstanding shall be excluded and not be given any effect in the calculation of Total Debt of the Borrower and (ii) for so long as the Borrower guarantees the Indebtedness represented by the Convertible Senior Notes, the Parent CSN Proceeds Loan shall not constitute Total Debt of the Borrower, except to the extent the aggregate principal amount of the Parent CSN Proceeds Loan exceeds the aggregate principal amount guaranteed by the Borrower in respect of the Indebtedness represented by the Convertible Senior Notes (in which case the amount of such excess shall constitute Total Debt of the Borrower in addition to the amount guaranteed by the Borrower in respect of the Indebtedness represented by the Convertible Senior Notes).
1.2    Amendments to Section 7.02.

Section 7.02 of the Credit Agreement is hereby amended as follows:
A.Section 7.02(n) of the Credit Agreement is amended and restated in its entirety as follows:

“(x) Indebtedness incurred by a Loan Party and owed to the Equity Investor and (y) Indebtedness incurred by the Borrower and owed to the Parent (including the Parent CSN Proceeds Loan); provided that, in the case of each of clauses (x) and (y), (i) except in the case of the Parent CSN Proceeds Loan, such Indebtedness is subordinated to the Obligations on terms and conditions substantially in the form of Exhibit H (which subordinated debt may allow for interest payments in cash and payments of principal to the extent such payments could be made under Section 7.06(f)); provided, however, that (A) if the Convertible Senior Notes shall no longer exist for any reason or (B) following the conversion of all of the outstanding Convertible Senior Notes into equity pursuant to the terms thereof, in the case of each of the foregoing clauses (A) and (B), payments may continue to be made with respect to the Parent CSN Proceeds Loan only if such Indebtedness is subordinated to the Obligations on terms and conditions substantially in the form of Exhibit H, (ii) immediately before and immediately after giving effect to the incurrence of any such Indebtedness, no Default or Event of Default shall have occurred and be continuing and (iii) immediately after giving effect to the incurrence of such Indebtedness, the Borrower shall be in pro forma compliance with the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Revolving Credit Lenders pursuant to Section 6.01(a) (provided that in the case of any Indebtedness incurred by the Borrower pursuant to the preceding clause (y) at any time from and after the First Amendment Effective Date until but not including the date of delivery of the audited financial statements for the fiscal year ended December 31, 2013 in accordance with Section 6.01(a), the financial calculations for determining compliance with the preceding clause (iii) shall be based upon the financial information delivered to the Administrative Agent pursuant to Section III.C. of the First Amendment) or (b), as though such Indebtedness had been incurred as of the first day of the most recently completed Measurement Period and remained outstanding;”

B.Section 7.02(o) of the Credit Agreement is amended by deleting the period at the end of such section and replacing it with “; and”.

C.Section 7.02 of the Credit Agreement is amended by inserting a new clause (p) at the end of such section, as follows:

“(p)    unsecured guarantees by (x) Holdings and the Borrower of the Indebtedness represented by the Convertible Senior Notes and (y) any Company Group Party of the Indebtedness represented by the Convertible Senior Notes, but solely in the case of this clause (y) to the extent that such Company Group Party guarantees the Obligations.”
1.3    Amendments to Section 7.06.

A.    Section 7.06(h) of the Credit Agreement is amended by deleting the “and” at the end of such section.
B.    Section 7.06(i) of the Credit Agreement is amended by deleting the period appearing at the end of such section and replacing it with “; and”.
C.    Section 7.06 of the Credit Agreement is amended by inserting a new clause (j) at the end of such section, as follows:
“(j)     (i) the Borrower shall be permitted to make payments of principal and interest under the Parent CSN Proceeds Loan so long as the proceeds thereof are directly used to make corresponding payments of principal and interest under the Convertible Senior Notes or (ii) the Borrower may declare and pay dividends to Holdings so as to enable Holdings to satisfy demands made against Holdings under the unsecured guarantee incurred pursuant to Section 7.02(p).”
1.4    Amendments to Section 7.08.

A.Section 7.08(i) of the Credit Agreement is amended by deleting the “or” at the end of such section.

B.Section 7.08(j) of the Credit Agreement is amended by deleting the period at the end of such section and replacing it with “; and”.

C.Section 7.08 of the Credit Agreement is amended by inserting a new clause (k) at the end of such section, as follows:

“(k)    The incurrence by the Borrower of the Parent CSN Proceeds Loan on the terms in effect on the date hereof and disclosed to the Administrative Agent and without giving effect to any amendments, restatements, supplements or other modifications thereof occurring after the date hereof that would be materially adverse to the interests of the Revolving Credit Lenders or the Administrative Agent in their respective capacities as such.”
1.5    Amendments to Section 7.11.

Section 7.11(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Borrower Leverage Ratio. (a) Commencing with the fiscal quarter ending September 30, 2013 through and including the fiscal quarter ending December 31, 2013, permit the Borrower Leverage Ratio for the most recently completed Measurement Period to be greater than 5.00:1.00 and (b) thereafter, permit the Borrower Leverage Ratio for the most recently completed Measurement Period to be greater than 6.00:1.00; and”

1.6    Amendments to Section 7.17.

Section 7.17 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“In the case of Holdings, engage in any business, activity or transaction or own any interest (fee, leasehold or otherwise) in any real property, or incur, assume, or suffer to exist any Indebtedness other than (a) the ownership of all outstanding Equity Interests in the Borrower, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities as the parent of a consolidated group of companies, including the Borrower, (d) making Restricted Payments of amounts received by it pursuant to Section 7.06, and making Investments in the Borrower, (e) the Contribution and all related transactions, (f) in respect of the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, (g) the execution and delivery of the Exchange Agreement and the performance of its obligations thereunder, (h) incurring Indebtedness pursuant to Section 7.02(p) and (i) activities incidental to the businesses or activities described in clauses (a) through (h) of this Section.”

SECTION II.	CONSENTS TO CREDIT AGREEMENT

Effective as of the First Amendment Effective Date in accordance with Section III, the Required Lenders hereby confirm that delivery by the Borrower on January 30, 2014 of the certificates set forth in clauses (iii) and (iv) of Section 7.03(g) of the Credit Agreement shall satisfy the Borrower’s obligation to deliver such certificates under Section 7.03(g) of the Credit Agreement in connection with the acquisition of Energy Systems Company, a Nebraska corporation (which was subsequently converted to NRG Energy Center Omaha LLC, a Delaware limited liability company), by NRG Energy Center Omaha Holdings LLC, a Delaware limited liability company, pursuant to that certain Stock Purchase Agreement, dated as of November 26, 2013.

SECTION III.	CONDITIONS TO EFFECTIVENESS

This Amendment shall become effective upon the satisfaction of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “First Amendment Effective Date”):
A. Execution. The Administrative Agent shall have received (i) a counterpart signature page of this Amendment duly executed by each of the Loan Parties and (ii) a counterpart signature page of this Amendment duly executed by each of the Required Lenders.

B. Fees. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the First Amendment Effective Date, including, to the extent invoiced, reimbursement or other payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or any other Loan Document.

C. Unaudited Fiscal Year 2013 Financial Statements. The Administrative Agent shall have received the financial information specified in Section 6.01(b) of the Credit Agreement (assuming for such purposes that such information is required to be delivered) for the period ending December 31, 2013.

D. Convertible Senior Notes. The Convertible Senior Notes shall have been issued (or contemporaneously herewith, shall be issued) by Parent.

SECTION IV.	REPRESENTATIONS AND WARRANTIES

In order to induce the Revolving Credit Lenders to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, each Loan Party which is a party hereto represents and warrants to each Revolving Credit Lender that the following statements are true and correct in all material respects:
A. Corporate Power and Authority. Each Loan Party has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under the Credit Agreement as amended by this Amendment (the “Amended Agreement”) and consummate the transactions contemplated by this Amendment.

B. Authorization of Agreements. The execution, delivery and performance by each Loan Party of this Amendment to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action.

C. No Conflict. The execution, delivery and performance by each Loan Party of this Amendment to which such Person is or is to be a party do not and will not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (a) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, or (b) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law.

D. Governmental Consents. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Amendment or any other Loan Documents to which it is a party or for the consummation of the transactions contemplated by this Amendment, except for any immaterial actions, consents, approvals, registrations or filings.
E. Binding Effect. The Amendment has been duly executed and delivered by each Loan Party that is party thereto. Each of this Amendment and the Amended Agreement constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability hereof or thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws now or hereafter in effect relating to creditors’ rights generally (including specific performance) and (ii) general equitable principles (whether considered in a proceeding in equity or at law), and to the discretion of the court before which any proceeding may be brought.

F. Absence of Default. After giving effect to this Amendment, no Default has occurred and is continuing.

SECTION V.	ACKNOWLEDGMENT AND CONSENT

Each of the Loan Parties hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Amendment and consents to the amendment of the Credit Agreement effected pursuant to this Amendment. Each of the Loan Parties hereby confirms that each Loan Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents the payment and performance of all “Obligations” under each of the Loan Documents to which is a party (in each case as such terms are defined in the applicable Loan Document).
Each of the Loan Parties acknowledges and agrees that any of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment.
The Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, the Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of the Guarantor to any future amendments to the Credit Agreement.

SECTION VI.	MISCELLANEOUS

A. Reference to and Effect on the Credit Agreement and the Other Loan Documents.

(i) On and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Amendment”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by this Amendment.

(ii) Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii) The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any Agent or Revolving Credit Lender under, the Credit Agreement or any of the other Loan Documents.

B. Loan Document. For the avoidance of doubt, this Amendment constitutes a Loan Document.

C. Headings. Section and Subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

D. Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

E. Submission to Jurisdiction; Waiver of Venue; Service of Process; Waiver of Jury Trial. The provisions of Sections 11.14(b), (c) and (d) and Section 11.15 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, as if set forth in full herein

F. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:                    NRG YIELD OPERATING LLC

By: /s/ G. GARY GARCIA
Name: G. Gary Garcia
Title: Vice President & Treasurer

GUARANTOR:	NRG YIELD LLC

By: /s/ G. GARY GARCIA
Name: G. Gary Garcia
Title: Vice President & Treasurer

BANK OF AMERICA, N.A.,
as Administrative Agent

By: /s/ KIMBERLY D. WILLIAMS
        Kimberly D. Williams
Vice President

BANK OF AMERICA, N.A.,
as Administrative Agent

By: /s/ WILL MERRITT
        Will Merritt
Authorized Signatory

KeyBank National Association,
as a Lender

By: /s/ SHERRIE I. MANSON
        Sherrie I. Manson
Senior Vice President

CITIBANK, N.A.,
as a Lender

By: /s/ AMIT VASANI
        Name: Amit Vasani
Title: Vice President

GOLDMAN SACHS BANK USA,
as a Lender

By: /s/ MICHELLE LATZONI
Michelle Latzoni
        Authorized Signatory

Barclays Bank PLC,
as a Lender

By: /s/ MAY HUANG
        May Huang
Assistant Vice President